Consent of Independent Registered Public Accounting Firm

The Board of Directors
Supertel Hospitality, Inc.:

We consent to the use of our report dated March 20, 2013, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31 2012, and the related financial statement schedule, incorporated herein by reference to the Form 10-K of Supertel Hospitality, Inc. dated March 20, 2013.  We also consent to the use of our report, dated March 20, 2013, except as to Note 1, which is as of August 14, 2013, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, incorporated herein by reference to the Form 8-K of Supertel Hospitality, Inc. dated August 29, 2013, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

(signed) KPMG LLP

Omaha, Nebraska
November 20, 2013